Exhibit 99.2


                                 ARTHUR ANDERSEN


                 CONTIMORTGAGE CORPORATION

                 UNIFORM SINGLE ATTESTATION PROGRAM
                 FOR MORTGAGE BANKERS

                 FOR THE YEAR ENDED DECEMBER 31, 1997
                 TOGETHER WITH AUDITORS' REPORT

                               ARTHUR ANDERSEN LLP


                         Independent Accountants' Report

To the Board of Directors of ContiMortgage Corporation:

We have examined management's assertion about ContiMortgage Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) and that ContiMortgage Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $14,000,000 and $6,000,000 as of December 31, 1997, included in the accompanying management assertion. Management is responsible for ContiMortgage Corporation's compliance with those minimum servicing standards and for maintaining a fidelity bond and errors and omissions policy. Our responsibility is to express an opinion on management's assertion about the entity's compliance with the minimum servicing standards and maintenance of a fidelity bond and errors and omissions policy based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about ContiMortgage Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on ContiMortgage Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that ContiMortgage Corporation complied with the aforementioned minimum servicing standards and that ContiMortgage Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $14,000,000 and $6,000,000 as of December 31, 1997, is fairly stated, in all material respects.


/s/ Arthur Andersen LLP


New York, New York
March 11, 1998

ContiMortgage
One ContiPark
338 S. Warminster Road
Hatboro, PA. 19040-3430
(215) 347-3000


As of and for the year ended December 31, 1997, ContiMortgage Corporation has complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of December 31,1997 ContiMortgage Corporation had in effect fidelity bond and errors and omissions policy in the amounts of $14,000,000 and $6,000,000, respectively.


/s/ Margaret M. Curry                   /s/ William P. Higgins
--------------------------------        ----------------------------------
Margaret M.Curry                        William P. Higgins
Sr. Vice President - Servicing          Vice President and Controller


March 11, 1998                                   March 11, 1998